THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS
Both revenues and earnings from continuing operations increase over prior year period

Milwaukee, Wis., December 15, 2005…The Marcus Corporation (NYSE:MCS) today reported results for the second quarter and six months ended November 24, 2005.

Second Quarter Fiscal 2006 Highlights

•	Total revenues for the second quarter of fiscal 2006 were $68,377,000, a 10.0% increase from revenues of $62,135,000 for the second quarter of the prior year.
•	Earnings from continuing operations increased 2.4% to $4,522,000 or $0.15 per diluted share for the second quarter of fiscal 2006, from earnings from continuing operations of $4,417,000 or $0.14 per diluted share for the comparable prior period.
•	Net earnings were $5,044,000 or $0.16 per diluted share for the second quarter of fiscal 2006, compared to net earnings of $71,588,000 or $2.34 per diluted share for the same period in fiscal 2005. The net earnings for the second quarter of fiscal 2005 included an after-tax gain of $71.0 million on the sale of the company’s former limited-service lodging division.
•	The company’s former limited-service lodging division and Miramonte Resort have been classified as discontinued operations in accordance with current accounting pronouncements.

First Half Fiscal 2006 Highlights

•	Total revenues were $156,579,000 for the first half of fiscal 2006, a 4.8% increase from revenues of $149,474,000 for the same period in the prior year.
•	Earnings from continuing operations were $16,838,000 or $0.55 per diluted share for the first half of fiscal 2006, a 7.9% increase from earnings from continuing operations of $15,603,000 or $0.52 per diluted share for the first half of fiscal 2005.
•	Net earnings were $20,533,000 or $0.67 per diluted share for the first half of fiscal 2006, compared to net earnings of $89,733,000 or $2.96 per diluted share for the comparable prior period.

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“We are pleased to report our second consecutive quarter with overall increases in both revenues and earnings from continuing operations. Marcus Hotels and Resorts drove the improvement with a record second quarter. Results for Marcus Theatres were mixed, as we opened and closed the quarter with increased revenues but suffered from a stretch of lackluster movies in between,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Hotels and Resorts

Revenue per available room (RevPAR) for comparable Marcus Hotels and Resorts properties increased 9.8% in the second quarter and 7.0% for the first half of fiscal 2006, compared to the prior year periods. “Increased demand from business travel, combined with low supply growth, is proving to be beneficial for Marcus Hotels and Resorts and the lodging industry as a whole,” said Marcus.

Marcus noted that the division’s two newest hotels, the Four Points by Sheraton Chicago Downtown/Magnificent Mile and the Wyndham Milwaukee Center, contributed to the increased revenues and operating income. “We are also making good progress on new properties under development. The Platinum Hotel & Spa, our luxury hotel condominium project in Las Vegas, is on track to open in June 2006. At the Skirvin Hotel in Oklahoma City, interior demolition work is currently underway, with the full-scale renovation scheduled to begin shortly,” said Marcus.

“Nationally, the outlook for hotels is strong, and we expect that Marcus Hotels and Resorts will continue to benefit from the positive industry momentum,” said Marcus.

Marcus Theatres®

Marcus Theatres reported lower revenues and operating income for the second quarter. “The quarter got off to a good start, with a stronger September than usual. Unfortunately, the October and early November film slate did not perform as well as its counterpart last year. The quarter ended on a strong note, however, with the opening of Harry Potter and the Goblet of Fire in mid-November. In addition to Harry Potter and the Goblet of Fire, other top movies for the second quarter were Chicken Little and Flightplan,” said Marcus.

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“The box-office potential for this holiday season is encouraging. The Chronicles of Narnia: The Lion, The Witch and The Wardrobe opened very strong this past weekend and King Kong opened yesterday to great expectations. Other potential hits opening in the next week include The Family Stone, Fun with Dick and Jane, Cheaper by the Dozen 2 and Munich, followed by the Christmas Day openings of Rumor Has It and The Producers. This mix of movies has the quality and broad appeal we need to attract audiences of all ages to our theatres,” added Marcus.

Use of Proceeds from Sale of Limited-Service Lodging Division

“We are continuing our evaluation of the potential uses of the proceeds from the sale of the limited-service lodging division, including possible returns of capital to shareholders. We expect that we will have more to say on this subject shortly,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, December 15, 2005, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-5540. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, December 22, 2005 by dialing 1-888-203-1112 and entering the passcode 6379496. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, owns or manages 504 screens at 45 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 12 hotels and resorts in Wisconsin, California, Minnesota, Missouri, Texas and Illinois and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

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Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in the markets served by us; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities; and (9) our decisions regarding the use of the proceeds received from the sale of our limited-service lodging division. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	Nov. 24, 2005	Nov. 25, 2004	Nov. 24, 2005	Nov. 25, 2004
Revenues:
Rooms and telephone	$20,321	$14,769	$43,607	$33,386
Theatre admissions	19,119	19,457	47,866	51,573
Theatre concessions	8,995	9,381	22,651	24,352
Food and beverage	10,727	9,759	21,501	19,650
Other revenues	9,215	8,769	20,954	20,513

Total revenues	68,377	62,135	156,579	149,474
Costs and expenses:
Rooms and telephone	6,959	5,755	14,472	11,776
Theatre operations	15,351	15,696	37,314	39,950
Theatre concessions	1,953	2,075	4,896	5,299
Food and beverage	7,847	7,170	16,034	14,489
Advertising and marketing	4,797	3,992	9,967	8,219
Administrative	7,581	6,250	15,183	12,917
Depreciation and amortization	6,597	6,041	13,098	12,189
Rent	914	493	1,838	964
Property taxes	2,659	2,021	5,204	4,052
Pre-opening expenses	28	126	364	175
Other operating expenses	5,672	4,761	12,046	10,632

Total costs and expenses	60,358	54,380	130,416	120,662

Operating income	8,019	7,755	26,163	28,812
Other income (expense):
Investment income	1,878	1,473	3,761	1,819
Interest expense	(3,593)	(3,780)	(7,331)	(7,659)
Gain on disposition of property,
equipment and investments in joint
ventures	239	1,266	3,222	2,232

	(1,476)	(1,041)	(348)	(3,608)

Earnings from continuing operations
before income taxes	6,543	6,714	25,815	25,204
Income taxes	2,021	2,297	8,977	9,601

Earnings from continuing operations	4,522	4,417	16,838	15,603
Discontinued operations:
Income (loss) from discontinued operations,
net of income taxes	(31)	(3,786)	(594)	3,173
Gain on sale of discontinued operations,
net of income taxes	553	70,957	4,289	70,957

	522	67,171	3,695	74,130

Net earnings	$5,044	$71,588	$20,533	$89,733

Earnings per share - basic:
Continuing operations	$0.15	$0.15	$0.56	$0.52
Discontinued operations	0.02	2.23	0.12	2.47

Net earnings per share	$0.17	$2.38	$0.68	$2.99

Earnings per share - diluted:
Continuing operations	$0.15	$0.14	$0.55	$0.52
Discontinued operations	0.01	2.20	0.12	2.44

Net earnings per share	$0.16	$2.34	$0.67	$2.96

Weighted average shares outstanding:
Basic	30,337	30,093	30,318	29,972
Diluted	30,703	30,559	30,694	30,358

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	November 24, 2005	May 26, 2005
Assets:
Cash and cash equivalents	$273,632	$259,057
Cash held by intermediaries	5,257	28,552
Accounts and notes receivable	17,545	11,615
Refundable income taxes	--	871
Deferred income taxes	5,914	5,464
Real estate and development costs	4,151	4,985
Other current assets	4,680	4,856
Assets of discontinued operations	10,129	16,700
Property and equipment - net	430,128	399,923
Other assets	52,563	55,476

Total Assets	$803,999	$787,499

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$11,286	$17,785
Income taxes	4,393	--
Taxes other than income taxes	10,414	8,507
Other current liabilities	21,315	18,116
Current maturities of long-term debt	50,417	25,765
Liabilities of discontinued operations	5,364	9,514
Long-term debt	142,328	170,888
Deferred income taxes	26,883	26,614
Deferred compensation and other	18,860	16,649
Shareholders’ equity	512,739	493,661

Total Liabilities and Shareholders' Equity	$803,999	$787,499

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended Nov. 24, 2005
Revenues	$29,714	$38,326	$337	$68,377	$283	$68,660
Operating income (loss)	5,143	5,280	(2,404)	8,019	(43)	7,976
Depreciation and amortization	3,100	3,225	272	6,597	34	6,631
13 Weeks Ended Nov. 25, 2004
Revenues	$30,292	$31,405	$438	$62,135	$4,522	$66,657
Operating income (loss)	5,826	3,950	(2,021)	7,755	(6,209)	1,546
Depreciation and amortization	2,937	2,706	398	6,041	474	6,515
26 Weeks Ended Nov. 24, 2005
Revenues	$73,968	$81,925	$686	$156,579	$782	$157,361
Operating income (loss)	16,826	13,560	(4,223)	26,163	(966)	25,197
Depreciation and amortization	6,267	6,259	572	13,098	69	13,167
26 Weeks Ended Nov. 25, 2004
Revenues	$79,339	$69,378	$757	$149,474	$46,144	$195,618
Operating income (loss)	19,905	12,551	(3,644)	28,812	5,378	34,190
Depreciation and amortization	5,856	5,538	795	12,189	3,731	15,920

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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